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                                                                    EXHIBIT (99)

May 25, 1999                                                        Immediate


                                         Robert W. Krick, ext. 3141

UGI DECLINES TO REVISE OFFER
FOR UNISOURCE WORLDWIDE


VALLEY FORGE, PA, MAY 25--UGI Corp. (NYSE:UGI) reported today that it was notified that the board of directors of Unisource Worldwide, Inc. (NYSE:UWW) has decided to enter into a merger agreement with Georgia-Pacific Corp. (NYSE:GP). UGI notified Unisource that UGI will not submit a revised offer to purchase Unisource and that UGI will allow Unisource to terminate its merger agreement with UGI. Under the terms of the merger agreement, UGI will receive a termination fee of $25 million.

Lon R. Greenberg, chairman, president and chief executive officer of UGI stated, "We are disappointed that the proposed merger will not occur. We believe that the merger would have provided significant long term value to shareholders of both companies. However, after due consideration, we felt our original proposal was fair and we chose not to change it. We wish Unisource and Georgia-Pacific well in the future."

Concurrently with its merger announcement on March 1, UGI also announced its intention, in connection with the merger, to sell its utility and energy marketing subsidiaries, reduce its annual dividend rate from $1.46 to $0.75 per share and repurchase shares of UGI common stock. "At this point, we have suspended the sale of our utilities and energy marketing companies while we determine if the sale continues to be in the best interest of our shareholders," said Greenberg.

"The Board will consider the dividend rate at its next regular meeting in July, which is the traditional meeting at which the dividend payable October 1 is declared. We will continue to repurchase shares in the open market consistent with our existing authorization. Our businesses are performing well and our operating cash flow remains strong. We will continue to evaluate alternative strategies to meet our growth objectives. As always, we remain committed to maximizing long term value for our shareholders," concluded Greenberg.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 58 percent of AmeriGas Partners, L.P., the nation's largest retail propane marketer.

Comprehensive information about UGI Corporation is available on the World Wide Web at HTTP://WWW.UGICORP.COM.



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